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Exhibit 10(c)

Amendment to the Wells Fargo & Company PartnerShares Stock Option Plan

        RESOLVED that effective as of July 1, 2002, Section 2.1 (h) of the Wells Fargo & Company PartnerShares Stock Option Plan is amended to read in full as follows:

  (h)
  "Disability" means a disability that (i) the Company determines, based on medical evidence satisfactory to the Company, that the Participant has become unable due to injury or illness to perform the duties of any occupation for which the Participant is qualified and such condition is expected to last for at least 12 months or to result in death, (ii) results in the Participant becoming eligible for Social Security disability benefits, or (iii) would entitle a Participant to receive a disability benefit under any long-term disability plan maintained by the Company or an Affiliate, as from time to time in effect, whether or not the Participant is then participating in such plan. The determination of whether a Participant has satisfied the definition of Disability will not be made until the Participant incurs a termination of employment.

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  Exhibit 10(c)